Exhibit 10.21

8 1/8% Senior Notes due 2012

No. 1	$353,000,000

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

promises to pay to the order of American Real Estate Partners, L.P. or registered assigns (the “Holder”) the principal sum of THREE HUNDRED FIFTY THREE MILLION DOLLARS on June 1, 2012.

Interest Payment Dates: June 1 and December 1

Dated: May 12, 2004

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

By: American Property Investors, Inc., its general partner

By:	/s/ John P. Saldarelli

Name:	John P. Saldarelli
Title:	Vice President and Chief Financial Officer

8 1/8% Senior Notes due 2012

     (1) Interest. American Real Estate Holdings Limited Partnership, a Delaware limited partnership (the “Company”), promises to pay to the Holder interest on the principal amount of this Note at 8 1/8% per annum from May 12, 2004. The Company will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal and premium, if any, from time to time on demand, at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     (2) Method of Payment. The Notes will be payable as to principal, premium, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or at such other place as may be designated from time to time by the Holder and the Company. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     (3) Defaults and Remedies. Events of Default include:

(i)	default for 30 days in the payment when due of interest, if any, with respect to the Note;

(ii)	default in the payment when due of the principal of, or premium, if any, on, the Note when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; or

(iii)	the following events of bankruptcy or insolvency with respect to the Company or any subsidiary of the Company that is a significant subsidiary of the Company (as defined in section 102(w) of Regulation S-X) (“Significant Subsidiary”)

          (a) the Company or any Significant Subsidiary or any group of subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

     (1) commences a voluntary case;

     (2) consents to the entry of an order for relief against it in an involuntary case;

     (3) consents to the appointment of a custodian of it or for all or substantially all of its property;

     (4) makes a general assignment for the benefit of its creditors; or

     (5) generally is not paying its debts as they become due; or

          (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

     (1) is for relief against the Company or any Significant Subsidiary or any group of subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

     (2) appoints a custodian of the Company or any Significant Subsidiary or any group of subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

     (3) orders the liquidation of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

     (4) and the order or decree remains unstayed and in effect for 60 consecutive days.

     (4) No Recourse Against Others. A director, officer, manager (or managing member), direct or indirect member, partner, employee, incorporator or stockholder of the Company or the general partner of the Company, will not have any liability for any obligations of the Company under this Note, or for any claim based on, in respect of, or by reason of, such obligation or its creation. The Holder by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     (5) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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